UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2026

BLUE RIDGE BANKSHARES, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-39165	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court Suite 101
Richmond, Virginia		23226
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 331-6521

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BRBS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Amendment to Warrants

Effective March 28, 2026, the Board of Directors of Blue Ridge Bankshares, Inc. (the “Company”) and the holders of warrants to purchase shares of the Company’s common stock (the “Warrants”) representing a majority of shares of common stock underlying such Warrants outstanding approved an amendment and restatement of the Warrants. The amendment provides that, in connection with certain cash distributions to holders of the Company’s common stock, the per share exercise price set forth in the Warrant is reduced by the per share amount of the cash distribution. This amended provision applies to cash dividends after the effective date of the amendment and including the cash dividend paid in November 2025 to reduce the per share exercise price of the Warrants in lieu of the Company’s payment of such cash dividends to the holder upon exercise of such Warrants.

The foregoing description of the amendment to the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of amended and restated Warrant, a copy of which is filed as Exhibit 4.1 and incorporated herein by reference.

Special Dividend

On March 30, 2026, the Board of Directors of the Company declared a special cash dividend of $0.60 per share of the Company’s common stock. The dividend is payable on April 27, 2026 to shareholders of record as of the close of business on April 13, 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Amended and Restated Common Stock Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE BANKSHARES, INC.

Date:	March 30, 2026	By:	/s/ Judy C. Gavant
Judy C. Gavant Executive Vice President and Chief Financial Officer